As filed with the Securities and Exchange Commission on August 28, 2017
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA UNITED INSURANCE SERVICE, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-0826400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7F, No. 311 Section 3 Nan-King East Road Taipei City, Taiwan
(Address of Principal Executive Offices)	(Zip Code)

CHINA UNITED INSURANCE SERVICE, INC. 2017 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Yi-Hsiao Mao Director and Chief Executive Officer 7F, No. 311 Section 3 Nan-King East Road Taipei City, Taiwan +8862-87126958	Jack Kantrowitz DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 (212) 335-4500
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $ 0.00001 par value
value	10,000,000	$3.48	$34,800,000	$4,033.32

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)       Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of China United Insurance Service, Inc. Common Stock as reported on the OTC Market on August 23, 2017 (i.e., $3.48).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and bylaws provide that the Company must indemnify, and advance expenses to, its directors and officers to the fullest extent permitted by the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference from 3.1 of the Registrant’s Current Report on Form 8-K dated July 3, 2012 (No. 333-174198)

4.2	Amended and Restated By-laws of Registrant (incorporated by reference from 3.2 of the Registrant’s Current Report on Form 8-K dated July 3, 2012 (No. 333-174198)

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	China United Insurance Service, Inc. 2017 Long-Term Incentive Plan (incorporated by reference from Appendix E of the Registrant’s Definitive Proxy Statement on DEF14A dated April 28, 2017 (No. 000-54884))

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act 6 be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan, on this 28th day of August, 2017.

CHINA UNITED INSURANCE SERVICE, INC.

By:	/s/ Yi Hsiao Mao
Name:	Yi Hsiao Mao
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yi Hsiao Mao
Yi Hsiao Mao	Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2017

/s/ Yung Chi Chuang
Yung Chi Chuang	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 28, 2017

A majority of the Board of Directors (Yi Hsiao Mao, Fu Chang Li, Chwan Han Li, Chih Yuan Lu, Lo Tien Hsin, Chun Hui Yang and Tse Hsun Niu).

Date: August 28, 2017	By:	/s/ Yi Hsiao Mao
Yi Hsiao Mao For himself and as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference from 3.1 of the Registrant’s Current Report on Form 8-K dated July 3, 2012 (No. 333-174198)

4.2	Amended and Restated By-laws of Registrant (incorporated by reference from 3.2 of the Registrant’s Current Report on Form 8-K dated July 3, 2012 (No. 333-174198)

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	China United Insurance Service, Inc. 2017 Long-Term Incentive Plan (incorporated by reference from Appendix E of the Registrant’s Definitive Proxy Statement on Schedule 14A dated April 28, 2017 (No. 000-54884))